Artisan Partners Asset Management Inc. Reports September 2025 Assets Under Management
Milwaukee, WI - October 09, 2025 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of September 30, 2025 totaled $181.3 billion. Artisan Funds and Artisan Global Funds accounted for $88.0 billion of total firm AUM, while separate accounts and other AUM1 accounted for $93.3 billion.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of September 30, 2025 - ($ Millions)
Growth Team
Global Opportunities	$19,807
Global Discovery	1,854
U.S. Mid-Cap Growth	11,197
U.S. Small-Cap Growth	2,973
Franchise	919
Global Equity Team
Global Equity	426
Non-U.S. Growth	15,489
U.S. Value Team
Value Equity	5,367
U.S. Mid-Cap Value	2,428
Value Income	17
International Value Group
International Value	51,702
International Explorer	921
Global Special Situations	33
Global Value Team
Global Value	34,280
Select Equity	905
Sustainable Emerging Markets Team
Sustainable Emerging Markets	2,355
Credit Team
High Income	12,906
Credit Opportunities	352
Floating Rate	86
Custom Credit Solutions	647
Developing World Team
Developing World	4,962
Antero Peak Group
Antero Peak	2,274
Antero Peak Hedge	267
International Small-Mid Team
Non-U.S. Small-Mid Growth	5,065
EMsights Capital Group
Global Unconstrained	1,103
Emerging Markets Debt Opportunities	1,254
Emerging Markets Local Opportunities	1,717

Total Firm Assets Under Management ("AUM")	$181,306
1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM for Artisan Sustainable Emerging Markets and U.S. Mid-Cap Growth Strategies includes $114.2 million in aggregate for which Artisan Partners provides investment models to managed account sponsors (reported on a lag not exceeding one quarter).

ABOUT ARTISAN PARTNERS
Artisan Partners is a global multi-asset investment platform providing a broad range of high value-added investment strategies in growing asset classes to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.